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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934




                         COMMISSION FILE NUMBER: 0-22098




                           INSILCO TECHNOLOGIES, INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                       425 Metro Place North, Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468
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               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                       INCLUDING AREA CODE OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)



                          Common Stock, $.001 par value
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)





                                      None
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              (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH
          A DUTY TO FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)




     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [ ]                     Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(1)(ii)  [ ]                     Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(i)   [ ]                     Rule 12h-3(b)(2)(ii)  [ ]
Rule 12g-4(a)(2)(ii)  [ ]                     Rule 15d-6            [ ]
Rule 12h-3(b)(1)(i)   [X]

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     Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Insilco Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




                                      INSILCO TECHNOLOGIES, INC.


Date: February 14, 2003               By: /s/ MICHAEL R. ELIA
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                                          Michael R. Elia, Senior Vice President
                                          and Chief Financial Officer